EXHIBIT 10.1

CAPSTEAD MORTGAGE CORPORATION 2013 ANNUAL INCENTIVE COMPENSATION PLAN

Purpose:
Capstead Mortgage Corporation (the “Company”) has established the 2013 Annual Incentive Plan (the “2013 Plan”) to implement the Company’s short-term incentive pay program, in an effort to:  (i) align executive variable cash compensation with the annual objectives of the Company, (ii) motivate executives to create sustained stockholder value, and (iii) ensure retention of key executives by ensuring that cash compensation remains competitive.

Participants:	Executive officers of the Company.

Payout Criteria:
The formula and performance-based methodology for determining annual incentive compensation is adopted effective July 1, 2013.  The “target” payment under the 2013 Plan for each executive officer will be 125% of his or her base salary, with the award, if any, payable in cash.
The criteria for payment to participants under the 2013 Plan and the weighting of such criteria is as follows:

Performance Metrics and Weighting

•    60% of the payout is based on Relative Economic Return
     (40% is measured against Peer Agency mREITs)
     (20% is measured against Peer mREITs)
•    20% of the payout is based on Relative Operating Efficiency, as measured against Peer mREITs
•    20% of payout is based on performance against Individual Objectives

Payout Scales:
The payout factor for the Relative Economic Return metric is 0% - 200%, rounded to the nearest whole percentage, based on actual performance against approved objectives, as more fully described below.

The payout factor for the Relative Operating Efficiency metric is 0% - 150%, rounded to the nearest whole percentage, based on actual performance against approved objectives, as more fully described below.

The payout factor for the Individual Objective metric is 0% - 100%, based on actual individual performance as measured against approved individual objectives.

Relative Economic Return, as Measured against Peer Agency mREITs:
Forty percent (40%) of the total payout for each participant pursuant to the 2013 Plan will be based on the relative economic performance of the Company, as compared with the Company’s peers which invest primarily in residential mortgage pass-through securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or an agency of the federal government, Ginnie Mae, as selected by the Compensation Committee (“Peer Agency mREITs”).  The economic performance for the Company and each of the Peer Agency mREITs will be calculated as the respective change in book value per share of common stock during 2013, plus dividends declared per share of common stock for 2013, divided by beginning per share book value for 2013 for each such entity (“Relative Economic Return”).  The Company will then be ranked against each of the Peer Agency mREITs and assigned a percentile of relative performance.

The specific payout factor for Relative Economic Return, as measured against Peer Agency mREITs, will be as follows:

Threshold	Relative Economic Return Percentile, as Measured Against Peer Agency mREITs	Payout Factor, as a Percentage of Target
	<40th Percentile	0%
Minimum	40th Percentile	50%
Target	60th Percentile	100%
Maximum	≥80th Percentile	200%

If the Company’s Relative Economic Return, as measured against Peer Agency mREITs, is between the 40th and 80th percentiles when ranked against the Peer Agency mREITs, the payout factor as a percentage of the target payout will be determined using a straight line interpolation between the designated thresholds described above, based on the actual percentile ranking of the Company relative to the Peer Agency mREIT peer group.  By way of example, a ranking in the 50th percentile would result in a payout factor of 75%, and a ranking in the 70th percentile would result in a payout factor of 150%.

Relative Economic Return, as Measured against Peer mREITs:
Twenty percent (20%) of the total payout for each participant pursuant to the 2013 Plan will be based on the relative economic performance of the Company, as compared with each of the Company’s peers which invest in a variety of mortgage securities, not limited to Peer Agency mREITs, as selected by the Compensation Committee (the “Peer mREITs”).  The relative economic performance of the Company and each of the Peer mREITs will be calculated consistent with the calculation for Relative Economic Return as measured against Peer Agency mREITs described above.

The specific payout factor for Relative Economic Return, as measured against Peer mREITs, will be as follows:

Threshold	Relative Economic Return Percentile, as Measured Against Peer mREITs	Payout Factor, as a Percentage of Target
	<40th Percentile	0%
Minimum	40th Percentile	50%
Target	60th Percentile	100%
Maximum	≥80th Percentile	200%

If the Company’s Relative Economic Return, as measured against Peer mREITs, is between the 40th and 80th percentiles when ranked against each of the Peer mREITs, the payout factor as a percentage of the target payout will be determined using a straight line interpolation between the designated thresholds described above, based on the actual percentile ranking of the Company relative to the Peer mREIT group.  By way of example, a ranking in the 50th percentile would result in a payout factor of 75%, and a ranking in the 70th percentile would result in a payout factor of 150%.

Relative Operating Efficiency, as measured against Peer mREITs:
Twenty percent (20%) of the total payout for each participant pursuant to the 2013 Plan will be based on relative operating efficiency of the Company, as compared with each of the Peer mREITs.  The operating efficiency will be calculated based on the ratio of total general and administrative costs, including management fees, to long-term investment capital (defined as average stockholders’ equity plus average long-term unsecured borrowings, net of related investments in statutory trusts), calculated for the 2013 calendar year.

The specific payout factor for Relative Operating Efficiency, as measured against Peer mREITs is as follows:

Threshold	Relative Operating Efficiency Percentile, as Measured Against Peer Agency mREITs	Payout Factor, as a Percentage of Target
	<85th Percentile	0%
Minimum	85th Percentile	50%
Target	90th Percentile	100%
Maximum	≥95th Percentile	150%

If the Company’s Relative Operating Efficiency, as measured against Peer mREITs, is between the 85th and 95th percentiles when ranked against each of the Peer mREITs, the payout factor as a percentage of the target payout will be determined using a straight line interpolation between the designated thresholds described above, based on the actual percentile ranking of the Company relative to the Peer mREIT group.  By way of example, a ranking in the 87th percentile would result in a payout factor of 70%, and a ranking in the 92th percentile would result in a payout factor of 120%.

Individual Objectives:
Twenty percent (20%) of the total payout for each participant pursuant to the 2013 Plan will be based on attaining individual objectives.  The individual performance metric will be measured against the attainment of certain specified individual objectives.

The specific payout factor for the Individual Objective metric will range from 0% to 100%, based on the individual’s performance rating measured against specific individual objectives.

Plan Year:	The 2013 Plan will correspond with the Company’s 2013 fiscal year.

Eligibility:
Eligibility is limited to the executive officers of the Company.  Participants must be actively employed by the Company on the last working day of the Plan Year to receive an incentive award, except as otherwise provided below or by regulatory provisions.  If a participant dies, becomes disabled, or retires prior to the payment of awards, or if a participant’s job is eliminated and such job elimination makes the participant eligible to receive benefits under a Company severance plan or policy, the participant may receive a payout, at the time other incentive awards are paid, based on actual time in the position and actual results of the Company. Eligibility and individual target amounts may be prorated. A participant’s year-end base salary will be used to calculate the incentive award in the case of those individuals actively employed by the Company on the last working day of the Plan Year. A participant’s base salary at the time of death, disability, retirement, or job elimination will be used to calculate the pro-rated incentive award in those specific circumstances. All proration of incentive awards will be calculated based on whole month participation.

Definitions:
“Disability” is defined as permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Service Code (“Code”).

“Retirement” is defined as (i) age fifty-five (55), so long as the participant has completed at least ten (10) years of continuous service immediately prior to retirement, or (ii) age sixty-five (65).

“Actively Employed” is defined as the participant must not have been terminated prior to the identified date.

Repayment Provision:
The participant in this 2013 Plan agrees and acknowledges that this 2013 Plan is subject to any policies that the Compensation Committee of the Board of Directors may adopt from time to time with respect to the repayment to the Company of any benefit received pursuant to this 2013 Plan, including “clawback” policies.

Pro Rata Payment for 2013:
Because the 2013 Plan was adopted effective July 1, 2013, incentive compensation payable pursuant to the 2013 Plan will be pro–rated for the six month period of the Plan Year during which the 2013 Plan is effective.